Exhibit 99.1

ZHONGLEI Certified Public Accountants Add: 8th Floor, Changning Building, Xinghuo Road Fengtai District, Beijing, P.R.C Tel: 0086-10-51120372 Fax: 0086-10-51120377 P.C.: 100070	尼克夏国际 中磊会计师事务所 地址：北京丰台区星路1号 昌宁大厦8层 电话：0086-10-51120372 传真：0086-10-51120377 邮编：100070

Registered with the Public Company
       Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of
Long Fortune Valley Tourism International Limited:

We have audited the accompanying consolidated balance sheets of Long Fortune Valley Tourism International Limited and its subsidiaries (collectively the “Group”) as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Long Fortune Valley Tourism International Limited and its subsidiaries as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The local competent tax authorities of PRC collect enterprise tax from Longkong through verification collection.  Longkong has obtained receipts from the local competent tax authorities indicating that it has paid all taxes in full for the years ended December 31, 2009 and 2008.  On June 23, 2011, Longkong determined that its income taxes shall be governed by the Income Tax Law of the PRC concerning private-run enterprises, which are generally subject to tax at a statutory rate of 25% effective January 1, 2008 and 33% prior thereto.  Therefore, the Company has restated its financial statements for the years ended December 31, 2009, 2008 and all prior years since Longkong’s incorporation in 2004.  The Company also restated various asset, liability and operating expense accounts for the year ended December 31, 2009 due to multiple errors noted.  Certain asset and retained earnings accounts were also restated for the year ended December 31, 2008 for errors noted for the year ended December 31, 2007.  See Note 2 and 12.

/s/ Zhonglei Certified Public Accountants Ltd.

Zhonglei Certified Public Accountants Ltd.
Beijing, PRC
March 30, 2010 (except for Notes 2 and 12 as to which are dated June 28, 2011)

Long Fortune Valley Tourism International Limited

Consolidated Balance Sheets

(US$ amounts expressed in thousands)	As of December 31
ASSETS	2009	2008
	(Restated)	(Restated)
Current Assets:

Cash and cash equivalents	$1,076	$57
Other receivable and advance payments	115	123
Amounts due from related parties	4,778	-
Deferred tax assets	105	-
Short term prepaid rent	24	24
Total current assets	6,098	204
Property, plant and equipment, net of accumulated depreciation	9,996	7,978
Long term investment	293	-
Long term prepaid rent	140	153

Total assets	$16,527	$8,335

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$890	$333
Accrued expenses and other liabilities	290	76
Short-term loans	2,490	-
Taxes payable	3,224	2,077
Amounts due to related parties	-	1,271
Total current liabilities	6,894	3,757

Shareholders’ equity:
Share capital - $1 par value, authorized 50,000 shares; issued 1,000 shares and none as of December 31, 2009 and 2008, respectively	1	-
Additional paid in capital	967	967
Accumulated other comprehensive income	470	450
Statutory reserve	593	593
Retained earnings	7,602	2,568
Total shareholders’ equity	9,633	4,578

Total liabilities and shareholders' equity	$16,527	$8,335

See accompanying notes to consolidated financial statements.

Long Fortune Valley Tourism International Limited

Consolidated Statements of Operations and Other Comprehensive Income

(US$ amounts expressed in thousands)	Year ended December 31
	2009	2008
	(Restated)	(Restated)
Revenues	$9,543	$7,262

Costs and expenses	(2,920)	(2,365)

Operating income	6,623	4,897

Other income	88	21

Income before income taxes	6,711	4,918

Income tax expense	(1,677)	(1,229)

Net income	$5,034	$3,689

Other comprehensive income - Foreign Currency Translation Adjustment	20	278

Comprehensive income	$5,054	$3,967

See accompanying notes to consolidated financial statements.

Long Fortune Valley Tourism International Limited

Consolidated Statements of Stockholders’ Equity

(US$ amounts expressed in thousands)	Share capital	Additional paid in capital	Statutory reserve	Retained earnings	Accumulated other comprehensive Income	Total equity

Balances at January 1, 2008 (Restated)	$-	$967	$593	$(1,121)	$172	$611
Net income	-	-	-	3,689	-	3,689

Translation adjustments	-	-	-	-	278	278

Balances at Dec 31, 2008 (Restated)	$-	$967	$593	$2,568	$450	$4,578
Issuance of shares	1	-	-	-	-	1
Net income	-	-	-	5,034	-	5,034

Translation adjustments	-	-	-	-	20	20

Balances at Dec 31, 2009 (Restated)	$1	$967	$593	$7,602	$470	$9,633

See accompanying notes to consolidated financial statements.

Long Fortune Valley Tourism International Limited

Consolidated Statements of Cash Flows

(US$ amounts expressed in thousands)	Year ended December 31
	2009	2008
	(Restated)	(Restated)
Cash flows from operating activities:
Net income	$5,034	$3,689
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation expense	760	581
Amortization expense	2	2
Decrease in other receivable and advance payments	86	328
Increase/(decrease) in accounts payable	517	(560)
Increase/(decrease) in accrued expenses and other liabilities	208	(23)
Increase in taxes payable	1,147	900
Decrease in long term deferred tax liabilities	(105)	-
Net cash provided by operating activities	7,649	4,917

Cash flows from investing activities:
Cash paid for purchase of fixed assets and land occupancy rights	(2,754)	(1,800)
Cash paid for long term investment	(293)	-
Amounts due from related parties	(4,778)	-
Net cash used in investing activities	(7,825)	(1,800)

Cash flows from financing activities:
Proceeds from loans	2,490	283
Cash paid for reduction of capital	(1,273)	(3,322)
Debt repayments	-	(283)
Net cash provided by (used in) financing activities	1,217	(3,322)

Effect of foreign exchange rate changes	(22)	204

Net increase (decrease) in cash and cash equivalents	1,019	(1)
Cash and cash equivalents at beginning of year	57	58
Cash and cash equivalents at end of year	$1,076	$57

Supplemental information:
Income taxes paid	$580	$329
Interest paid	$26	$6

See accompanying notes to consolidated financial statements.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

1.  Organization and nature of operations

Organization
Long Fortune Valley Tourism International Limited (the “Company”) was incorporated on December 9, 2009 as an exempted company limited by shares in the Cayman Islands. The Company is 80% owned by Grand Fountain Capital Holding Limited (a Cayman Islands company 99.8% owned by Chen Rongxia, who is Zhang Shanjiu’s spouse), 14.5% owned by Zhang Shanjiu, 5% owned by Li Shikun and 0.5% owned by Yu Xinbo.  The Company has 50,000 common shares authorized with $1.00 par value each and 1,000 shares issued and outstanding. Since inception, the Company has not conducted any substantive operations of its own, except to serve as a holding company that owns 100% of the equity of Rich Valley Capital Holding Limited, a British Virgin Islands company that was established by Long Fortune on December 9, 2009 as a wholly-owned subsidiary (“Rich Valley”).

Rich Valley has 50,000 common shares authorized with no par value and one share issued and outstanding. The share was issued for $1.00. Since inception, Rich Valley has not conducted any substantive operations of its own, except to serve as a holding company that owns 100% of the equity of Long Fortune Valley Tourism International Limited, a Hong Kong company that was established by Rich Valley on December 22, 2009 as a wholly-owned subsidiary (“LFHK”).

LFHK has 10,000 common shares authorized with HK$1.00 par value each and 10,000 shares issued and outstanding. Since inception, LFHK has not conducted any substantive operations of its own, except to serve as a holding company that owns 100% of the equity of Shandong Longkong Travel Management Co., Ltd., a limited liability company organized in the PRC on March 15, 2004 (“Longkong”).  Longkong operates its business in Linyi City, Yishui County, Shandong Province, PRC.

Longkong was organized with an initial registered capital of approximately $2.4 million, which was 79.2% owned by Zhang Shanjiu and 20.8% owned by Zhang Qian, Zhang Shanjiu’s daughter.  On August 25, 2004, the registered capital was increased to approximately $3.8 million, which resulted in an increase in the number of shareholders from two to fifteen.  After the increase in registered capital, Zhang Shanjiu, Zhang Qian, Chen Rongxia, Zhang Shanjiu’s wife, and Yu Xinbo owned 56.60%, 15.72%, 6.92% and 5.66% of Longkong, respectively, while the remaining eleven shareholders owned 15.10% of Longkong.

Until September 2004, Longkong invested in Yishui Underground Fluorescent Lake Travel Development Co., Ltd., Shandong Shanjiu Bronze Craft Co. Ltd. and Yishui Yimong Mountain Travel Service Co. Ltd., thereby becoming the parent entity of each company and forming a PRC enterprise group of tourism companies.

In September 2007, the shareholders of Longkong entered into several equity transfer transactions that resulted in the reduction in the number of shareholders from fifteen to six.  After the equity transfers, Zhang Shanjiu, Zhang Qian, Chen Rongxia and Yu Xinbo owned 21.26%, 59.87%, 1.13% and 2.52% of Longkong, respectively, while the remaining two shareholders owned 15.22% of Longkong.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

On October 10, 2007, the shareholders agreed to a decrease in Longkong’s registered capital to approximately $3.2 million, which ultimately resulted in Zhang Qian and Li Hongwei being cashed out as shareholders.  A portion of the balance due to these former shareholders was paid during the fiscal year ended December 31, 2009, leaving a balance due at December 31, 2008.  See “Note 8 – Related-party transactions” below.  After the decrease in registered capital, Zhang Shanjiu, Chen Rongxia and Yu Xinbo owned 84.5%, 4.5% and 10% of Longkong, respectively, while the remaining shareholder owned 1% of Longkong.

On December 17, 2007, largely in part due to the rarity of a group of companies such as the enterprise group in the PRC, Longkong’s management decided to sell its majority interest in its three subsidiaries to the minority shareholders in each company in order to focus on its core business.  Longkong’s interest in Yishui Underground Fluorescent Lake Travel Development Co. Ltd. was sold to Zhang Qian, Zhang Shanjiu’s daughter, for approximately $1.8 million.  Longkong’s interest in Shandong Shanjiu Bronze Craft Co. Ltd. was sold to Li Hongwei, a former shareholder and employee of Longkong, for approximately $274,000.  Longkong’s interest in Yishui Yimong Mountain Travel Service Co. Ltd. was sold to Zhang Shanshuang, Zhang Shanjiu’s brother, for approximately $27,000.

On March 10, 2008, the four remaining shareholders of Longkong sold their shares to Longong Travel Limited, a United Kingdom company (“Longong”), for approximately $2.0 million.  Longong was a company that was established on behalf of Zhang Shanjiu by a third party trustee in the United Kingdom.  The shares of Longong were held in trust for the benefit of Zhang Shanjiu, who beneficially owned the shares of Longong and had the ability to exercise control over Longong.

On November 12, 2008, Longong sold 100% of the equity interests in Longkong to Long Fortune Valley Limited, a company organized under the laws of Gibraltar (“Fortune Valley”), for $1.  Both Longong and the trust were dissolved after the sale of Longkong to Fortune Valley.  Fortune Valley was a company that was established on behalf of Zhang Shanjiu by a third party trustee in Gibraltar.  The shares of Fortune Valley were held in trust for the benefit of Zhang Shanjiu, who beneficially owned the shares of Fortune Valley and had the ability to exercise control over Fortune Valley.  On December 29, 2009, Fortune Valley sold 100% of the equity interests in Longkong to LFHK for $1.  Both Fortune Valley and the trust were dissolved after the sale of Longkong to LFHK.

Pursuant to the acquisitions described above, the Company acquired all the equity interests of the subsidiaries under common control as all of the entities are ultimately controlled by the same parties (Zhang, Shanjiu and his immediate family).  Accordingly, the financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods and the acquisitions had occurred as of the beginning of the earliest period presented in the accompany financial statements.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Nature of operations
The business scope of Longkong is tourism development.  The key business project is a cave named the “Underground Grand Canyon” that is located in Linyi City, Yishui County, Shandong Province, PRC.  The Underground Grand Canyon tourist destination, at 6,100 meters (approximately 3.75 miles), is the longest cave system in northern China and contains several stalactite and stalagmite formations, as well as rivers and streams.  To date, approximately 3,100 meters (approximately 2 miles) have been developed into four entertainment attractions, including: (i) the “Underground Water Drifting” attraction; (ii) the “Electric Slide Car” attraction; (iii) the “Battery Vehicle” attraction; and (iv) the “Strop Ropeway” attraction.  Revenue is generated from admission tickets, water drifting attraction fees, rail car fees and other fees and services, including battery vehicle fees, strop ropeway fees and parking fees.  An admission ticket is for general access to the “Underground Grand Canyon” tourist destination.  Visitors are charged additional fees for the entertainment attractions in and around the Underground Grand Canyon.

2. Significant accounting policies

Basis of presentation
The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries.  All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Reclassification

Certain amounts in the consolidated financial statements for the year ended December 31, 2008 have been reclassified to conform to the presentation of the current year for the comparative purposes.

Cash and cash equivalents
Cash and cash equivalents include interest bearing and non-interest bearing bank deposits, money market accounts, and short-term certificates of deposit with original maturities of three months or less.

Property, plant and equipment, net
Property, plant and equipment are recorded at cost and are stated net of accumulated depreciation.  Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets, taking into account the estimated residual value.  The estimated useful lives are as follows:

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Building	20 years
Machinery and equipment	10 years
Motor vehicle	5 years
Office equipment	5 years

Maintenance and repairs are charged directly to expense as incurred, whereas betterments and capital expenditures for infrastructure and facilities improvement are generally capitalized in their respective property accounts.  When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized and reflected in current operations.  For all periods presented in the statement of operations and comprehensive income, certain labor charges normally capitalized were charged to operating expenses as the Group was unable to adequately separate these costs.

Construction in progress
Construction in progress represents property and equipment under construction.  No depreciation is recorded in respect of construction in progress.  Construction in progress is transferred to property and equipment, and depreciation of the asset commences, when the asset has been substantially completed and is ready for its intended use.

Impairment of long-lived assets
The carrying values of the Group’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable.  When such an event occurs, the Group projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset.  If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows. There were no impairments of its long-lived assets as of December 31, 2009 and 2008.

Revenue Recognition
Revenue of the Group is generated from admission tickets, water drifting attraction fees, rail car fees and other fees and services, including battery vehicle fees, strop ropeway fees and parking fees.  Revenue is recognized when the service has occurred and payment has been received from visitors.  An admission ticket entitles the visitor to a one-time admission to the Underground Grand Canyon and entertainment attraction fees entitle the visitor to a one-time usage of the particular entertainment attraction.  No weekly, monthly or other annual or season type passes are offered to the Underground Grand Canyon.  Admission ticket prices and entertainment attraction fees are generally collected when tickets are sold upon the visitors entering the facility.  Revenue is recognized when the tickets are used.  Occasionally, visitors are granted admission to the Underground Grand Canyon on credit.  At such times, the Group recognizes revenue when the service has occurred and records accounts receivable.  Revenue is recorded net of relevant business taxes.  Business taxes are charged at 3% on sales of admission tickets and 5% of other fee and service revenues.  Such taxes were $379,000 and $174,000 for the years ended December 31, 2009 and 2008, respectively.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Operating leases
Leases in which substantially all the rewards and risks of ownership of the asset remain with the lessor are accounted for as operating leases.  Payments made under operating leases are charged to the statements of operations on a straight-line basis over the shorter of the lease term or estimated useful life.

Foreign currency transactions and translation
The Company uses the U.S. dollar as its functional currency and Renminbi (“RMB”), the national currency of China, as the functional currency of Longkong.

Longkong translates assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the consolidated statements of operations are translated at average rates during the reporting periods.  Adjustments resulting from the translation of financial statements from RMB into U.S. dollars are recorded in shareholders’ equity as part of accumulated other comprehensive income/(loss).  Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting periods.

Fair value
When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact business and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.  The Group uses the following three levels of inputs in determining the fair value of the Group’s assets and liabilities, focusing on the most observable inputs when available:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group did not have any financial assets and liabilities or nonfinancial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2009 and 2008.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Fair value of financial instruments
The Group’s financial instruments consist primarily of cash and cash equivalents and short-term borrowings.  The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to the short-term maturity of these instruments.

Income taxes
The Company accounts for income and deferred tax under the provision of ASC 740 “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. ASC 740 also requires the recognition of the future tax benefits of net operating loss carry forwards. A valuation allowance is established when the deferred tax assets are not expected to be realized within a reasonable period of time.

Advertising costs
The Group expenses advertising costs as incurred.  Total advertising expenses were $541 and $826 for the years ended December 31, 2008 and 2009, respectively, and have been included as part of Costs and expenses.

Comprehensive income
Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported as a component of the consolidated statements of shareholders’ equity.

Related parties
A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Restatement
The local competent tax authorities of PRC collect enterprise tax from Longkong through verification collection.  Longkong has obtained receipts from the local competent tax authorities indicating that it has paid all taxes in full for the years ended December 31, 2009 and 2008.  On June 23, 2011, Longkong determined that its income taxes shall be governed by the Income Tax Law of the PRC concerning private-run enterprises, which are generally subject to tax at a statutory rate of 25% effective January 1, 2008 and 33% prior thereto.  Therefore, the Company has restated its income taxes expense and tax liabilities for the years ended December 31, 2009, 2008 and all prior years since Longkong’s incorporation in 2004.  The Company also discovered multiple errors for the year ended December 31, 2009, which resulted in adjustment of assets, liabilities, operating expenses and income taxes for the period. To correct these errors, the Company has restated the accompanying Consolidated Statements of Balance Sheet, Operations and Cash Flows for the year ended December 31, 2009 and the notes to the consolidated financial statements.  A summary of the items affected by the corrections is at Note 12.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Minor errors were found for the year ended December 31, 2007.  As a result, the other receivable and advance payments and retained earnings accounts at December 31, 2008 were reduced by the amount of $39,000.

Recent Accounting Pronouncements adopted for 2009
In June 2009, the FASB issued the Accounting Standards Codification (“Codification”).  Effective July 1, 2009, the Codification is the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP.  The Codification is intended to reorganize, rather than change, existing US GAAP.  Accordingly, all references to currently existing US GAAP have been removed and have been replaced with plain English explanations of the Group’s accounting policies.  The adoption of the Codification did not have a material impact on the Group’s financial position or results of operations.

In May 2009, the FASB revised the authoritative guidance for subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  This guidance was effective for financial statements issued for interim and annual reporting periods ending after June 15, 2009.  We adopted this guidance for the period ended June 30, 2009, and have provided the disclosures required for the period ended December 31, 2009.

Recent Accounting Pronouncements not yet adopted
In October 2009, the FASB issued Update No. 2009-13, which amends the Revenue Recognition topic of the Codification.  This update provides amendments to the criteria in Subtopic 605-25 of the Codification for separating consideration in multiple-deliverable arrangements.  As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing US GAAP.  The amendments establish a selling price hierarchy for determining the selling price of a deliverable and will replace the term fair value in the revenue allocation guidance with selling price to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant.  The amendments will also eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and will require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis.  These amendments will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted.  We are currently evaluating the impact that the adoption of this update might have on our results of operations and financial condition.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

3.  Amounts due from related parties
Amounts due from related parties are unsecured, have fixed repayment terms and carry interest rates between 5.38% and 9.6% per annum  Refer to Note 8 - Related-party transactions.

4.  Property, plant and equipment, net
Property, plant and equipment consisted of the following:

	As of December 31
	2009	2008

Building	$10,231	$7,865

Machinery and equipment	580	493

Motor vehicle	766	751

Office equipment	132	117

	11,709	9,226

Less: Accumulated depreciation	(2,346)	(1,576)

Property, plant and equipment, net	9,363	7,650

Construction in progress	633	328
	$9,996	$7,978

Depreciation expense for the years ended December 31, 2009 and 2008 was $ 760,000 and $584,000, respectively.

5. Long term investment
Long term investment is in equity investment of less than 1% in Yishui Rural Credit Cooperative, a financial institution located in Yishui County, Shandong Province.  The investment is accounted for under the cost method.  Balance of long term investment was $293,000 and $0 at December 31, 2009 and 2008, respectively.

6.  Short-term loans
The following table reflects the balance of short-term loans at December 31, 2009:

	Maturity date	Interest rate	As of December 31, 2009
Industrial and Commercial Bank of China Yishui Branch	04/28/2010	7.965%	$293
Bank of China Yishui Branch	10/27/2010	5.38%	2,197
			$2,490

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

The weighted average interest rate for short-term loans as of December 31, 2009 was 5.68%.

As of December 31, 2009, the short-term loan from Bank of China was secured by guarantees provided by related parties.  Refer to Note 8 - Related-party transactions.

7.  Income tax

Cayman Islands and British Virgin Islands
Under the current laws of the Cayman Islands and the British Virgin Islands, the members of the Group that are incorporated in the Cayman Islands and the British Virgin Islands are not subject to income taxes.

Hong Kong
LFHK was incorporated in Hong Kong on December 22, 2009.  LFHK did not earn any income that was derived in Hong Kong for the year ended December 31, 2009 and therefore was not subject to Hong Kong Profits Tax.  The payment of dividends by Hong Kong companies is not subject to any Hong Kong withholding tax.

PRC
The Company’s PRC subsidiary, Longkong, is governed by the Income Tax Law of the PRC concerning private-run enterprises, which are generally subject to tax at a statutory rate of 25%. Beginning January 1, 2008, the new Enterprise Income Tax Law (“the New EIT Law”) replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for certain entities that still benefit from the tax holidays which were grandfathered by the New EIT Law or that are entitled to tax incentives under the New EIT Law.

The local competent tax authorities collect enterprise tax from Longkong through verification collection.  According to PRC law, if an enterprise satisfies certain conditions it may be eligible to pay its enterprise tax through verification collection.  Conditions include: (i) the enterprise is not required to establish accounting books under relevant laws and administrative regulations; (ii) the enterprise is required to establish accounting books under relevant laws and administrative regulations but fails to do so; (iii) the enterprise illegally destroys the accounting books or refuses to provide tax paying references; (iv) the enterprise has established accounting books but it is difficult to audit such books because the accounts are in disorder or the cost references, income vouchers and expenditure vouchers are incomplete; (v) the enterprise fails to file a tax return for a tax obligation within the prescribed time limit and refuses to file a tax return even after the taxing authority orders it to do so within a time limit; or (vi) the enterprise reports an obviously low tax basis without any justifiable reason.  Upon the satisfaction of these conditions, the taxing authorities, on the basis of the circumstance of a taxpayer subject to verification collection, verify the enterprise’s taxable income rate or income tax liability.  The taxing authorities may verify the enterprise income tax to be collected through the following approaches: (i) by referring to the tax burden on local taxpayers in the same or similar industry and with approximate business scale and income level; (ii) by referring to the amount of taxable income or the amount of costs and expenses; (iii) on the basis of calculation and inference or measurement of consumed raw materials, fuel, energy, etc.; or (iv) through other reasonable approaches.  Longkong has obtained receipts from the local competent tax authorities indicating that it has paid all taxes in full for the years ended December 31, 2008 and 2009.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

As of December 31, 2009 and 2008, the Company is not in any uncertain tax positions and thus has no accrued interest and penalties related to those matters.

The components of the provision for income taxes are:

	Fiscal Year Ended December 31
	2009	2008
Current taxes-PRC	$1,769	$1,229
Deferred taxes	(92)	-
	$1,677	$1,229

The principal components of the deferred income tax assets are as follows:

	December 31,
	2009	2008
Deferred tax assets
Write off other receivable	$105,000	$-
Total deferred tax assets	105,000	-

A reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	2009	2008
U.S. statutory rate	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%
PRC enterprise income tax rate	25%	25%
Verification collection adjustment	-%	-%
Provision for income tax	25%	25%

8. Related-party transactions

(1)           Outstanding balances with related parties as of December 31, 2008 and 2009 are as follows:
		Amounts due from related parties		Amounts due to related parties
		As of December 31,		As of December 31,
	Relationship	2008	2009	2008	2009
		US$	US$	US$	US$
Yishui Underground Fluorescent Lake Travel Development Co., Ltd.	Controlled by Director Mr. Zhang Shanjiu’s immediate family - Note 8(a)	-	4,778	-	-

Miss Zhang Qian	Family member of Director Mr. Zhang Shanjiu - Note 8(b)	-	-	1,137	-

Ms. Li Hongwei	Employee - Note 8(b)	-	-	134	-
		-	4,778	1,271	-

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Notes:

a.	The details of loans to Yishui Underground Fluorescent Lake Travel Development Co., Ltd. (“Fluorescent Lake”) at December 31, 2009 are:

Date of loan	Due date	Interest	Amount
11/27/2009	10/27/2010	5.38%	2,197
11/30/2009	11/29/2010	9.60%	1,757
12/16/2009	12/15/2010	5.38%	824
			4,778

During the fiscal year ended December 31, 2009, Longkong received interest payments from Fluorescent Lake in the amount of approximately $63,000.  Pursuant to the Loan Agreement executed between the parties on December 31, 2009, Fluorescent Lake is required to pay these loans in full, with accrued interest, on the due date.  Periodic payments of principal and interest are no longer required.

b.
During 2007, Longkong underwent a reduction in registered capital and a reduction in the number of shareholders.  The amounts reflect the capital due to Miss Zhang Qian and Ms. Li Hongwei in each individual’s capacity as a former shareholder of Longkong as a result of the reduction in registered capital.  These amounts were paid to the former shareholders during the fiscal year ended December 31, 2009.

(2)           Guarantees
The following table lists details of related-party guarantees pursuant to which a related party has executed a Guarantee Contract with Longkong and the creditor to guarantee loans of Longkong:

Creditor	Guarantor	Relationship	Date of commencement of Guarantee	Date of termination of Guarantee	Due Date of Loan	Loan amount (US$)

Bank of China Yishui Branch	Yishui Yinhe Travel Development Co., Ltd.	Zhang Shanjiu, as an investor, has significant influence over the entity	11/17/2009	11/17/2012	10/27/2010	2,197

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Bank of China Yishui Branch	Junan Tianma Island Travel Development Co., Ltd.	Controlled by Zhang Shanjiu	11/17/2009	11/17/2012	10/27/2010	2,197

Bank of China Yishui Branch	Yishui Underground Fluorescent Lake Travel Development Co., Ltd.	Controlled by Zhang Shanjiu	11/17/2009	11/17/2012	10/27/2010	2,197

Bank of China Yishui Branch	Zhang Shanjiu	Director	11/17/2009	11/17/2012	10/27/2010	2,197

Pursuant to the Guarantee Contract, dated March 14, 2008, between Longkong and the Agricultural Development Bank of China, Junan Branch (“Agricultural Bank”), Longkong has guaranteed a loan by Agricultural Bank to Junan Tianma Island Travel Development Co., Ltd. (“Tianma Island”), a company controlled by Zhang Shanjiu, a director of the Company.  The loan bears interest at a rate of 7.83% per annum and is due March 13, 2014.  Periodic payments of $732,000, $732,000, $1.2 million, $1.5 million and $1.8 million are due by Tianma Island on March 13, 2010, March 13, 2011, March 13, 2012, March 13, 2013 and March 13, 2014, respectively.  The balance due of the loan at December 31, 2009 was $5.9 million, which is the maximum potential amount of future payments that Longkong could be required to make under the guarantee.  The guarantee provided under the Guarantee Contract expires upon the payment in full of the loan.  Longkong will be required to make payment under the guarantee if Tianma Island fails to make a payment when due.  In such circumstance, Longkong will have recourse against Tianma Island for the full amount of the payment made on its behalf.  This obligation, however, is secured by the usufruct of Tianma Island.  Longkong’s guarantee to Agricultural Bank is secured by its usufruct.  Longkong periodically requests information from Tianma Island regarding its financial condition, including the amount of its outstanding indebtedness and payment histories, to assess the payment/performance risk of the guarantee.  As of December 31, 2009, Longkong believes the risk of paying or performing the guarantee on Tianma Island’s behalf is remote.

9.  Statutory reserves

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on Longkong’s after-tax net income determined in accordance with PRC accounting standards.  Appropriation to the statutory surplus reserve should be at least 10% of Longkong’s after-tax net income determined in accordance with PRC accounting standards until the reserve is equal to 50% of Longkong’s registered capital (which was approximately $1.0 million on December 31, 2009 and 2008).  The Company did not make any such appropriation for the years ended December 31, 2009 and 2008 because the reserve balance as of December 31, 2007 reached 50% of Longkong’s registered capital.  The accumulated balance of the statutory reserve of Longkong as of December 31, 2009 and 2008 was $0.6 million.  In accordance with PRC laws and regulations, Longkong’s statutory reserves generally are not distributable to the Company’s shareholders, for example, in the form of dividends, except upon the liquidation of Longkong.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

10.  Commitments

Operating leases
The Group conducts significant operations from leased lands.  The terms of substantially all of these leases are ten years or more.  Future minimum lease payments at December 31, 2009, by year and in the aggregate, under all non-cancelable operating leases are as follows:
Years ending Dec 31:	Continuing operations
2010	$20
2011	20
2012	20
2013	20
2014	20
Thereafter	603
$703

Rental expense for operating leases amounted to $0.02 million and $0.02 million for the years ended December 31, 2009 and 2008, respectively, and has been recorded in costs and expenses.

Capital commitment
US$
Capital commitment for purchase of property and equipment	1,768
1,768

11.  Subsequent events

In January 2010, the Group obtained a loan from Industrial and Commercial Bank of China Yishui Branch in the amount of approximately $0.3 million.  The loan bears an interest rate of 6.37% per annum and matures on September 14, 2010.

In January 2010, the Group obtained a loan from Yishui Rural Credit Cooperative in the amount of approximately $0.4 million.  The loan bears an interest rate of 11.5% per annum and matures on April 26, 2011.

12.  Restatements

The following tables are summaries of the restatements in 2009 financial statements.

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009
(In $ '000 )

	As Previously Reported	Adjustments		As Restated
Assets
Current Assets
Cash and cash equivalents	$1,076	-		$1,076
Other receivables and advance payments	508	(393)	(a)	115
Due from related parties	4,778	-		4,778
Deferred tax assets	-	105	(b)	105
Short term prepaid rents	24	-		24
Total current assets	6,386	(288)		6,098
Property, plant and equipment, net	9,925	71	(c)	9,996
Intangible assets, net	71	(71)	(c)	-
Long term prepaid rent	179	(39)	(d)	140
Long term investment	-	293	(e)	293
Total Assets	$16,561	(34)		$16,527

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$737	153	(f)	$890
Accrued liabilities	76	214	(a),(d)	290
Taxes payable	-	3,224	(b)	3,224
Short term loans	2,490	-		2,490
Total current liabilities	$3,303	3,591		$6,894

Stockholders' Equity
Share capital, $1 par value, 50,000 shares authorized, 1,000 shares issued and outstanding	$1	-		$1
Additional paid-in capital	967	-		967
Statutory reserves	593	-		593
Retained earnings	11,225	(3,623)	(i)	7,602
Accumulated other comprehensive income	472	(2)	(i)	470
Total stockholders' equity	13,258	(3,625)		9,633
Total Liabilities and Stockholders' Equity	$16,561	(34)		$16,527

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(In $ '000 )
	As Previously Reported	Adjustments		As Restated

Revenue	$9,922	(379)	(g)	$9,543

Costs and expenses	(2,927)	7	(h)	(2,920)
Income from Operations	6,995	(372)		6,623

Other Income (Expenses):
Other income (expense), net	126	(38)	(h)	88
Total Other Income (Expenses)	126	(38)		88

Income before Income Taxes	7,121	(410)		6,711
Income taxes	(580)	(1,097)	(b)	(1,677)
Net Income	$6,541	(1,507)		$5,034

Other Comprehensive Income
Foreign currency translation adjustment	22	(2)	(i)	20
Comprehensive Income	$6,563	(1,509)		$5,054

Long Fortune Valley Tourism International Limited
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
(Unless the context requires otherwise, US$ amounts expressed in thousands)

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2009
(In $ '000 )
	As Previously Reported	Adjustments	As Restated
Cash Flows From Operating Activities
Net Income	$6,541	(1,507)	$5,034
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation expense	760		760
Amortization expense	2		2
Changes in operating assets and liabilities:
Other receivables and advance payments	(346)	432	86
Deferred tax assets	-	(105)	(105)
Accounts payable	364	153	517
Accrued liabilities	(6)	214	208
Taxes payable	-	1,147	1,147
Net cash provided by operating activities	7,315	334	7,649

Cash Flows From Investing Activities
Cash paid for notes receivable of related parties	(4,778)	-	(4,778)
Cash paid for purchase of fixed assets	(2,754)	-	(2,754)
Cash paid for long term investment	-	(293)	(293)
Net cash used in investing activities	(7,532)	(293)	(7,825)

Cash Flows From Financing Activities
Proceeds on short term debt	2,490	-	2,490
Cash paid for reduction of capital	(1,273)	-	(1,273)
Net cash provided by financing activities	1,217	-	1,217

Effect of exchange rate changes on cash	19	(41)	(22)
Net increase in cash and cash equivalents	1,019	-	1,019
Cash and cash equivalents, beginning of year	57		57
Cash and cash equivalents, end of year	$1,076	-	$1,076

Supplemental disclosure information:
Income taxes paid	$580		$580
Interest paid	$26		$26

(a)
Combination of the adjustments of advance payments to 2009 expense which includes approximately $38,100 in interest expense and $176,600 in operating expenses; cumulative effect of the prior period adjustments on this account of approximately $51,300; reclassification between other receivable and tax payable of approximately $87,900; and reclassification between other receivable and long term investment of approximately $39,100.

(b)
The Company accrued additional income taxes expense for the years ended December 31, 2009, 2008 and all prior years since Longkong’s incorporation in 2004 to reflect the statutory enterprise tax rate of 25% effective January 1, 2008 and 33% prior thereto.  The Company also recorded a deferred tax asset of $105,000 at December 31, 2009.

(c)	Reclassification between property, plant and equipment and the intangibles.
(d)	Reclassification between non-current assets and current liabilities.
(e)	To reclassify long term investment from other receivable and other liabilities at December 31, 2009.
(f)
Accrual of current and prior period operating expenses.  As a result, costs and expenses increased by approximately $101,500 for the year ended December 31, 2009 and $51,500 for the year ended December 31, 2007.

(g)	Reclassification of sales taxes from operating expenses.
(h)	Combination of adjustments in the assets and liabilities accounts.
(i)	The combination of the above.

The following tables are summaries of the restatements in 2008 financial statements.

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS
FOR THE YEAR ENDED DECEMBER 31, 2008
(In $ '000 )

	As Previously Reported	Adjustments		As Restated
Assets
Total current assets	$204	-		$204
Total non-current assets	8,131	-		8,131
Total Assets	$8,335	-		$8,335

Liabilities and Stockholders' Equity
Taxes payable	$-	2,077	(a)	$2,077
Other current liabilities	1,680	-		1,680
Total current liabilities	$1,680	2,077		$3,757

Stockholders' Equity
Share capital, $1 par value, 50,000 shares authorized, none issued and outstanding	$-	-		$-
Additional paid-in capital	967	-		967
Statutory reserves	593	-		593
Retained earnings	4,645	(2,077)	(a)	2,568
Accumulated other comprehensive income	450	-		450
Total stockholders' equity	6,655	(2,077)		4,578
Total Liabilities and Stockholders' Equity	$8,335	-		$8,335

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008
(In $ '000 )

	As Previously Reported	Adjustments		As Restated

Income before Income Taxes	$4,918	-		$4,918
Income taxes	(329)	(900)	(a)	(1,229)
Net Income	$4,589	(900)		$3,689

Other Comprehensive Income
Foreign currency translation adjustment	278	-		278
Comprehensive Income	$4,867	(900)		$3,967

The accompanying notes are an integral part of these consolidated financial statements.

 LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008
(In $ '000 )
	As Previously Reported	Adjustments	As Restated
Cash Flows From Operating Activities
Net Income	$4,589	(900)	$3,689
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation expense	581		581
Amortization expense	2		2
Changes in operating assets and liabilities:
Other receivables and advance payments	328	-	328
Accounts payable	(560)	-	(560)
Accrued liabilities	(23)	-	(23)
Taxes payable	-	900	900
Net cash provided by operating activities	4,917	-	4,917
Net cash used in investing activities	(1,800)	-	(1,800)
Net cash used in financing activities	(3,322)	-	(3,322)
Effect of exchange rate changes on cash	204	-	204
Net decrease in cash and cash equivalents	(1)	-	(1)
Cash and cash equivalents, beginning of year	58	-	58
Cash and cash equivalents, end of year	$57	-	$57

Supplemental disclosure information:
Income taxes paid	$329		$329
Interest paid	$6		$6

(a)
The Company accrued additional income taxes expense for the year ended December 31, 2008 and all prior years since Longkong’s incorporation in 2004 to reflect the statutory enterprise tax rate of 25% effective January 1, 2008 and 33% prior thereto.